UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 7, 2019

MARTIN MIDSTREAM PARTNERS L.P.
(Exact name of Registrant as specified in its charter)

DELAWARE (State of incorporation or organization)	000-50056 (Commission file number)	05-0527861 (I.R.S. employer identification number)

4200 STONE ROAD
KILGORE, TEXAS (Address of principal executive offices)		75662 (Zip code)

Registrant's telephone number, including area code: (903) 983-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partnership interests	MMLP	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the
Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 7, 2019, Martin Midstream Partners L.P. (the “Partnership”) entered into a definitive agreement (the "Agreement") with Hartree Cardinal Gas, LLC ("Hartree"), a subsidiary of Hartree Bulk Storage LLC, to sell its membership interests in Arcadia Gas Storage, LLC, Cadeville Gas Storage LLC, Monroe Gas Storage, LLC and Perryville Gas Storage LLC (the “Natural Gas Storage Assets”) for $215.0 million in cash, subject to certain post closing adjustments. The Natural Gas Storage assets consist of approximately 50 billion cubic feet of working capacity located in northern Louisiana and Mississippi. The transaction is expected to close on or around the end of the second quarter, subject to customary closing conditions. The proceeds from the sale will be used to reduce outstanding borrowings under the Partnership’s revolving credit facility.

The Agreement contains customary representations, warranties, covenants and agreements by the Partnership and Hartree. The Agreement also contains indemnification obligations of both the Partnership and Hartree.

The preceding summary of the Agreement does not purport to be complete and is qualified in its entirety by the full text of such Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference. In the event of any discrepancy between the preceding summary and the text of the Agreement, the text of the Agreement shall control.

The Agreement has been included to provide security holders with information regarding its terms. It is not intended to provide factual information about the Partnership or Hartree and should not be relied on by any other person or entity for any purposes. The Agreement contains representations and warranties that each of the parties have made to each other as of specific dates and to evidence their agreement on various issues. The assertions and other statements or disclosures embodied in those representations and warranties were made solely for purposes of the contract between such parties and may be subject to important qualifications and limitations or other factors agreed to by each such party in connection with the negotiated terms, which qualifications and limitations are not necessarily reflected in the Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors or may have been used for purposes of allocating risk between each party rather than establishing matters as fact. Based on the foregoing, you should not rely on the representations, warranties and disclosures included in the Agreement as statements of factual information.

A copy of the press release announcing the Agreement is filed as Exhibit 99.1 and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)      Exhibits

          In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibit 99.1 and Exhibit 99.2 are deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act.

Exhibit Number	Description
10.1	Membership Interest Purchase Agreement*
99.1	Press release dated June 10, 2019

* The schedules and exhibits to Membership Interest Purchase Agreement have been omitted pursuant to Item 601 (b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request).

 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MIDSTREAM PARTNERS L.P. By: Martin Midstream GP LLC, Its General Partner
Date: June 13, 2019	By: /s/ Robert D. Bondurant
Robert D. Bondurant
Executive Vice President, Treasurer, Principal Accounting Officer and Chief Financial Officer